EXHIBIT 10.2


LaSalle Bank NA
135 South LaSalle Street, Suite 425
Chicago, Illinois 60603
(312) 904-8490
Fax: (312)904-6109


June 28, 2004


AMCON Distributing Company
7405 Irvington Road
Omaha, Nebraska 68122

Re: Sixth Amendment

Gentlemen:

AMCON Distributing Company, a Delaware corporation ("Borrower") and LaSalle Bank National Association, (in its individual capacity, "LaSalle"), a national banking association for itself, as a Lender, and as Agent ("Agent), for all lenders that are now or hereafter parties to this Agreement (the "Lenders"), Gold Bank, a Kansas state bank ("Gold Bank"), as a Lender, have entered into that certain Loan and Security Agreement dated June 1, 2001 (the "Security Agreement"). From time to time thereafter, Borrower, Agent and Lenders may have executed various amendments (each an "Amendment" and collectively the "Amendments") to the Security Agreement (the Security Agreement and the Amendments hereinafter are referred to, collectively as the "Agreement"). Borrower, Agent and Lenders now desire to further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. The Agreement hereby is amended as follows:

   (a) Paragraph (6)(c) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

       (c) Documentation Fee: Borrower shall pay to Agent, for the Benefit of Lender a documentation fee of Three Thousand Five Hundred and No/100 Dollars ($3,500.00), which fee shall be fully earned by Agent and payable on June 30, 2004.

   (b) Paragraph (6) of Exhibit A of the Agreement is hereby amended to add the following subparagraph (d):

       (d) Amendment Fee: Borrower shall pay to Agent for the Benefit of Lender an amendment fee of Ten Thousand and No/l00 Dollars
($10,000.00), which fee shall be fully earned by Agent on the date of this amendment and payable on June 30, 2004.

   (c) Exhibit A of the Agreement is hereby amended to add the following provision:

19. OTHER PROVISIONS:

   (a) Guaranty for Trinity Springs, Ltd: Borrower shall cause to be executed in favor of Borrower and delivered to Borrower the Guaranty of William Wright of any and all indebtedness of Borrower to Trinity Springs, Ltd in form and substance satisfactory to Agent, which Guaranty shall provide that the maximum liability of the Guarantor thereunder shall not exceed the sum of (i) the dollar amount of aggregate payments made by Borrower, if any, pursuant to Borrower's Guaranty dated June 17, 2004 in favor of Trinity Springs, Ltd.; plus
(ii) interest on such amount computed at the highest rate provided in the Agreement; plus (iii) all costs and expenses, including, without limitation, all court costs and reasonable attorneys' fees and paralegals' fees paid or incurred by Agent in endeavoring to collect, or in prosecuting any action against, the Guarantor under the Guaranty of William Wright.

   (b) Additional Equity: Borrower shall cause an additional Ten Million and No/100 Dollars ($10,000,000.00) to be raised (pursuant to the issuance by Borrower of common stock, preferred stock (with a dividend of up to 8.0% per annum) or subordinated debt with an interest rate of no more than 8.0% per annum (pursuant to a subordination agreement satisfactory to the Agent and which subordinated debt may be issued with or without warrants to purchase common stock of Borrower) as follows: (i) $2,500,000.00 to have been received by Borrower no later than June 15, 2004 for the purchase of Trinity Springs, Ltd. water bottling operation located outside Sun Valley, Idaho, for the working capital of TSL Acquisition Corp., and
(ii) the remaining $7,500,000.00 to be received by Agent no later than September 1, 2004 for the repayment of the existing sub-debt due in 2004, all in terms and substance acceptable to Agent in its sole discretion.

   (c) Consent to Acquisition: Relative to the purchase of the assets of Trinity Springs, Ltd. water bottling operation located outside Sun Valley, Idaho (the "Purchase"), please let this letter serve to confirm LaSalle's and Gold Bank' s consent to the Purchase, subject to
(i) Borrower's non- utilization of any of the availability to borrow monies under the Agreement for the Purchase or for the working capital of TSL Acquisition Corp., (ii) Borrower shall cause an additional $10,000,000.00 of equity or subordinated debt with an interest rate of not more than 8.0% per annum (pursuant to a subordination agreement satisfactory to the Agent and which subordinated debt may be issued with or without warrants to purchase common stock of Borrower) to be raised (pursuant to the issuance by Borrower of common stock, preferred stock (with a dividend of up to 8.0% per annum) or subordinated debt of Borrower with an interest rate of not more than 8.0% per annum (pursuant to a subordination agreement satisfactory to the Agent and which subordinated debt may be issued with or without warrants to purchase common stock of Borrower), $2,500,000.00 of which shall have been received by Borrower no later than June 15, for the Purchase and for the working capital of TSL Acquisition Corp., and the remaining $7,500,000.00 of which shall be received by Agent no later than September 1, 2004 for the repayment of the existing sub-debt due in 2004, (iii) Borrower completing the amended and restated Agreement to add Hawaiian Natural Water Company, Inc., The Beverage Group, Inc., The Healthy Inc., Health Food Associates, Inc., and Chamberlin Natural Foods, Inc. as additional borrowers and collateral by September 10, 2004, and in conjunction therewith, Gold Bank's revolving loans to Hawaiian Natural Water Company and The Healthy Edge in an amount not to exceed $2,750,000 principal with respect to Hawaiian Natural Water Company and $2,000,000 principal with respect to The Healthy Edge shall be paid off and (iv) all documentation and legal matters pertaining to the Purchase being in form and substance satisfactory to Agent including but not limited to, (a) a Guaranty executed by William Wright in favor of Borrower limited to payments made by Borrower under it's guaranty in the Purchase.

2. This Amendment shall not become effective until fully executed by all parties hereto.

3. Except as expressly amended hereby and by any other supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated hereby, the Agreement and Exhibit A thereto hereby are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof.

                             LASALLE BANK NATIONAL ASSOCIATION,
                             a national banking association, as Agent and a Lender

                             By: Joseph Fudacz
                                ------------------------------------
                                 Joseph Fudacz

                             Title: Senior Vice President

                             Pro Rata Percentage: 72.7273%
                             Maximum Loan Amount: $40,000,015.00


                             GOLD BANK. a Kansas state bank, as a
                             Lender

                             By: Mark Jannaman
                                ------------------------------------
                                 Mark Jannaman

                             Title: Vice President


                             Pro Rata Percentage: 27.2727%
                             Maximum Loan Amount: $14,999,98


ACKNOWLEDGED AND AGREED TO
this 26th day of July, 2004:

AMCON DISTRIBUTING COMPANY

By: Michael D. James
   ------------------------
    Michael D. James

Title: Vice President & CFO